Exhibit 3.1

ARTICLES OF AMENDMENT OF THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

ARLINGTON ASSET INVESTMENT CORP.

I.

The name of the corporation is Arlington Asset Investment Corp. (the “Corporation”).

II.

The amendment (the “Amendment”) adopted is as follows:

Article III of the Corporation’s Amended and Restated Articles of Incorporation is amended by inserting the following as Section 3.3 after Section 3.2 in the Corporation’s Amended and Restated Articles of Incorporation:

“3.3 Reverse Stock Split. As of 5:00 p.m., Eastern Time, on Tuesday, October 6, 2009 (the “Effective Time”), each twenty (20) shares of the Corporation’s Class A Common Stock and each twenty (20) shares of the Corporation’s Class B Common Stock, issued and outstanding immediately prior to the Effective Time, shall automatically be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock and one validly issued, fully paid and non-assessable share of Class B Common Stock, respectively, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).

A shareholder who otherwise would be entitled to receive a fractional share interest as a result of the Reverse Stock Split shall, with respect to such fractional share interest, be entitled to receive cash (without interest or deduction) from the Corporation in lieu of such fractional share interest, upon receipt by the Corporation’s transfer agent of such shareholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of such shareholder’s Old Certificates (as defined below), in an amount equal to the product of (i) the fractional share interest otherwise issuable to such shareholder as a result of the Reverse Stock Split, multiplied by (ii) the product of (A) the volume weighted average price of the Corporation’s Class A Common Stock on the five trading days prior to the Effective Time, as reported by the New York Stock Exchange, multiplied by (B) 20.

Each certificate that immediately prior to the Effective Time represented shares of the Corporation’s Class A Common Stock or Class B Common Stock, as the case may be (the “Old Certificates”), shall thereafter represent that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, into which the shares of Class A Common Stock or Class B Common Stock, as the case may be, represented by the Old Certificates shall have been combined, subject to the elimination of fractional share interests as described above.

III.

The foregoing Amendment was proposed by the Corporation’s Board of Directors, which found adoption of the Amendment to be in the Corporation’s best interest and directed that the Amendment be submitted to a vote at a meeting of the Corporation’s shareholders on June 1, 2009.

IV.

On April 30, 2009, notice of the meeting of the Corporation’s shareholders, accompanied by a copy of this Amendment, was given in the manner provided in the Virginia Stock Corporation Act to each of the Corporation’s shareholders of record.

V.

The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment was:

Designation	Number of Outstanding Shares	Number of Votes Entitled to be Cast

Common Stock, $0.01 par value per share, Class A and Class B	158,957,361	181,701,947

The total number of votes cast for and against the Amendment by each voting group entitled to vote separately on the Amendment was:

Voting Group	Votes “FOR”	Votes “AGAINST”

Common Stock, $0.01 par value per share, Class A and Class B	137,135,413	29,435,020

The total number of votes cast for the Amendment by each voting group was sufficient for approval of the Amendments by the voting group.

VI.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, this Amendment shall become effective at 5:00 p.m., Eastern Time, on Tuesday, October 6, 2009.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be executed by its duly authorized Chairman of the Board and Chief Executive Officer as of this 2nd day of October, 2009.

ARLINGTON ASSET INVESTMENT CORP., a Virginia corporation

By:	/S/ J. ROCK TONKEL, JR.
Name:	J. Rock Tonkel, Jr.
Title:	President and Chief Operating Officer

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